Exhibit 10.9

Worldwide Webb Acquisition Corp. (the "Company")

770 E Technology Way F13-16

Orem, UT 84097

Attention: The Directors

16 September 2021

Irrevocable notice of surrender of Class B ordinary shares for nil consideration, in accordance with section 37B of the Companies Act (As Revised) of the Cayman Islands

Worldwide Webb Acquisition Sponsor, LLC, a Cayman Islands limited liability company (“Sponsor”), hereby irrevocably surrenders to the Company for cancellation and for nil consideration 2,875,000 Class B ordinary shares of a par value of US$0.0001 each standing in its name in the register of members of the Company.

Sponsor hereby confirms that the Company has not, as at the date of this letter, issued any share certificates to it.

WORLDWIDE WEBB ACQUISITION SPONSOR, LLC

By:	/s/ Daniel S. Webb
Name: Daniel S. Webb
Title: Chief Executive Officer